Exhibit 10.1

THE J. M. SMUCKER COMPANY

_______________________________

NOTE PURCHASE AGREEMENT
_______________________________

Dated as of June 15, 2010

$400,000,000 4.50% Senior Notes Due June 1, 2025

THE HOLDERS OF THE NOTES ISSUED PURSUANT TO THIS AGREEMENT HAVE BEEN REQUESTED, AS A COURTESY, BUT SHALL HAVE NO OBLIGATION UNDER THIS AGREEMENT, TO PROVIDE THE COMPANY WITH NOTICE OF THEIR DISCLOSURE OF “CONFIDENTIAL INFORMATION” (AS DEFINED IN THIS AGREEMENT) IN RESPONSE TO ANY SUBPOENA OR OTHER LEGAL PROCESS OR IN CONNECTION WITH CERTAIN REGULATORY DISCLOSURES.

1.	AUTHORIZATION OF NOTES		1
	1.1.	Notes	1
	1.2.	Certain Defined Terms	1
2.	SALE AND PURCHASE OF NOTES		1
3.	CLOSING		1
4.	CONDITIONS TO CLOSING		2
	4.1.	Representations and Warranties	2
	4.2.	Performance; No Default	2
	4.3.	Compliance Certificates	2
	4.4.	Opinions of Counsel	3
	4.5.	Purchase Permitted By Applicable Law, etc	3
	4.6.	Sale of Other Notes	3
	4.7.	Payment of Special Counsel Fees	3
	4.8.	Private Placement Numbers	4
	4.9.	Changes in Corporate Structure	4
	4.10.	Subsidiary Guaranty Agreements	4
	4.11.	Third Amended and Restated Intercreditor Agreement	4
	4.12.	Proceedings and Documents	4
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		4
	5.1.	Organization; Power and Authority	4
	5.2.	Authorization, etc	5
	5.3.	Disclosure	5
	5.4.	Organization and Ownership of Shares of Subsidiaries	5
	5.5.	Financial Statements	6
	5.6.	Compliance with Laws, Other Instruments, etc	6
	5.7.	Governmental Authorizations, etc	7
	5.8.	Litigation; Observance of Statutes and Orders	7
	5.9.	Taxes	7
	5.10.	Title to Property; Leases	7
	5.11.	Licenses, Permits, etc	8
	5.12.	Compliance with ERISA	8
	5.13.	Private Offering by the Company	9
	5.14.	Use of Proceeds; Margin Regulations	9
	5.15.	Existing Indebtedness	9
	5.16.	Foreign Assets Control Regulations, etc	10
	5.17.	Status Under Certain Statutes	11
6.	REPRESENTATIONS OF THE PURCHASERS		11
	6.1.	Purchase for Investment	11
	6.2.	Source of Funds	11
	6.3.	Authorization, etc	13
7.	INFORMATION AS TO COMPANY		13
	7.1.	Financial and Business Information	13
	7.2.	Officer’s Certificate	15
	7.3.	Inspection	16
8.	PREPAYMENT OF THE NOTES		16
	8.1.	Required Prepayments	16
	8.2.	Optional Prepayments with Make-Whole Amount	17
	8.3.	Change in Control	17
	8.4.	Allocation of Partial Prepayments	19
	8.5.	Maturity; Surrender, etc	19
	8.6.	Purchase of Notes	19
	8.7.	Make-Whole Amount	20
9.	AFFIRMATIVE COVENANTS		21
	9.1.	Compliance with Law	21
	9.2.	Insurance	22
	9.3.	Maintenance of Properties	22
	9.4.	Payment of Taxes and Claims	22
	9.5.	Corporate Existence, etc	22
	9.6.	Pari Passu Ranking	23
	9.7.	Financial Covenant Standards	23
10.	NEGATIVE COVENANTS		24
	10.1.	Transactions with Affiliates	24
	10.2.	Merger, Consolidation, etc	24
	10.3.	Consolidated Net Worth	25
	10.4.	Leverage Ratio	25
	10.5.	Priority Debt	25
	10.6.	Liens	25
	10.7.	Asset Sales	27
	10.8.	Sale-and-Leaseback Transactions	28
	10.9.	Line of Business	28
	10.10.	Terrorism Sanctions Regulations	29
11.	EVENTS OF DEFAULT		29
12.	REMEDIES ON DEFAULT, ETC		32
	12.1.	Acceleration	32
	12.2.	Other Remedies	33
	12.3.	Rescission	33
	12.4.	No Waivers or Election of Remedies, Expenses, etc	33
	12.5.	Notice of Acceleration or Rescission	33
13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		34
	13.1.	Registration of Notes	34
	13.2.	Transfer and Exchange of Notes	34
	13.3.	Replacement of Notes	34
14.	PAYMENTS ON NOTES		35
	14.1.	Place of Payment	35
	14.2.	Home Office Payment	35
15.	EXPENSES, ETC		35
	15.1.	Transaction Expenses	35
	15.2.	Survival	36
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT			36
17.	AMENDMENT AND WAIVER		36
	17.1.	Requirements	36
	17.2.	Solicitation of Holders of Notes	37
	17.3.	Binding Effect, etc	37
	17.4.	Notes held by Company, etc	38
18.	NOTICES		38
19.	REPRODUCTION OF DOCUMENTS		38
20.	CONFIDENTIAL INFORMATION		39
21.	MISCELLANEOUS		40
	21.1.	Successors and Assigns	40
	21.2.	Payments Due on Non-Business Days	40
	21.3.	Severability	41
	21.4.	Construction	41
	21.5.	Counterparts	41
	21.6.	Accounting Terms	41
	21.7.	Governing Law	41
	21.8.	Jurisdiction and Process; Waiver of Jury Trial	42

Schedules & Exhibits

Tab A:	Schedule A	–	Information Relating to Purchasers

Tab B:	Schedule B	–	Defined Terms

Tab C:	Schedule 4.9	–	Changes in Corporate Structure

	Schedule 5.3	–	Disclosure Materials
	Schedule 5.4	–	Organization and Ownership of Shares of Subsidiaries
	Schedule 5.5	–	Financial Statements
	Schedule 5.8	–	Certain Litigation
	Schedule 5.11	–	Licenses, Permits, etc.
	Schedule 5.14	–	Use of Proceeds
	Schedule 5.15	–	Existing Indebtedness
Tab D:	Exhibit 1	–	Form of 4.50% Senior Note due June 1, 2025

Tab E:	Exhibit 4.4(a)	–	Form of Opinion of Counsel for the Company, Smucker LLC and Folgers

Tab F:	Exhibit 4.4(b)	–	Form of Opinion of Special Counsel for the Purchasers

Tab G:	Exhibit 4.10	–	Form of Guaranty Agreement

THE J. M. SMUCKER COMPANY
1 Strawberry Lane
Orrville, Ohio 44667

$400,000,000 4.50% Senior Notes Due June 1, 2025

Dated as of June 15, 2010

To each of the Purchasers listed
in the attached Schedule A (the “Purchasers”):

Ladies and Gentlemen:

THE J. M. SMUCKER COMPANY, an Ohio corporation (together with its successors and assigns as permitted hereunder, the “Company”), agrees with the Purchasers as follows:

1.	AUTHORIZATION OF NOTES.

1.1.	Notes.

The Company will authorize the issue and sale of $400,000,000 aggregate principal amount of its 4.50% Senior Notes due June 1, 2025 (the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by the Purchasers and the Company.

1.2.	Certain Defined Terms.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each of the Purchasers shall occur at the offices of Bingham McCutchen LLP, One State Street, Hartford, Connecticut 06103, at 10:00 a.m., local time, at a closing (the “Closing”) on June 15, 2010 or on such other Business Day thereafter on or prior to July 15, 2010 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $200,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to an account designated in writing by the Company to the Purchasers at least three (3) Business Days prior to the date of the Closing. If at the Closing the Company shall fail to tender such Notes to each Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to each Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights each such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to it at the Closing is subject to the fulfillment to each such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2.	Performance; No Default.

Each of the Company, Smucker LLC and Folgers shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.

4.3.	Compliance Certificates.

(a) Company Officer’s Certificate. The Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Company Secretary’s Certificate. The Company shall have delivered to each Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

(c) Subsidiary Guarantor Secretary’s Certificates. Each of Smucker LLC and Folgers shall have delivered to each Purchaser a certificate certifying as to the resolutions attached thereto and other corporate or other proceedings relating to the authorization, execution and delivery by such Subsidiary Guarantor of the Guaranty Agreement delivered by it pursuant to Section 4.10.

4.4.	Opinions of Counsel.

Each Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of the Closing from

(a) Jones Day, counsel for the Company, Smucker LLC and Folgers, in the form set forth in Exhibit 4.4(a) (and the Company hereby instructs such counsel to deliver such opinion to each Purchaser), and

(b) Bingham McCutchen LLP, the Purchasers’ special counsel, in connection with such transactions, in the form set forth in Exhibit 4.4(b).

4.5.	Purchase Permitted By Applicable Law, etc.

On the date of the Closing, each Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If so requested, each Purchaser shall have received an Officer’s Certificate from the Company, Smucker LLC and Folgers certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to each Purchaser and each Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of Bingham McCutchen LLP, the Purchasers’ special counsel referred to in Section 4.4, to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing, which statement will include all accrued fees and disbursements of such counsel, together with an estimate for the additional fees and disbursements of such counsel necessary to complete the Closing and all post-closing matters relating thereto (including, without limitation, preparation of closing files).

4.8.	Private Placement Numbers.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9.	Changes in Corporate Structure.

Except as specified in Schedule 4.9, none of the Company, Smucker LLC or Folgers shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Subsidiary Guaranty Agreements.

Each of Smucker LLC and Folgers shall have executed and delivered to the Purchasers a guaranty agreement, substantially in the form of Exhibit 4.10.

4.11.	Third Amended and Restated Intercreditor Agreement.

The Company shall have delivered to each Purchaser (a) a fully executed copy of the Third Amended and Restated Intercreditor Agreement, dated as of June 11, 2010, by and among the 2000 Noteholders, the 2004 Noteholders, the 2007 Noteholders, the 2008 Noteholders, the 2004 Agent and the 2009 Agent (each as defined therein), and acknowledged and agreed to by the Company (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Intercreditor Agreement”), and (b) fully-executed originals of Acknowledgement and Joinder Agreements, each dated as of the date hereof, pursuant to which each Purchaser shall have become party to the Intercreditor Agreement.

4.12.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to each Purchaser and its special counsel, and each Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or its counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:
5.1.	Organization; Power and Authority.

Each of the Company, Smucker LLC and Folgers is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company, Smucker LLC and Folgers has the corporate or other organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions thereof.

5.2.	Authorization, etc.

(a) This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Each of the Guaranty Agreements delivered pursuant to Section 4.10 has been duly authorized by all necessary corporate action on the part of Smucker LLC and Folgers, respectively, and each such Guaranty Agreement constitutes the legal, valid and binding obligation of the Subsidiary Guarantor party thereto enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

Except as disclosed in Schedule 5.3, this Agreement, the documents, certificates or other writings identified in Schedule 5.3 and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since April 30, 2009, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.4.	Organization and Ownership of Shares of Subsidiaries.

(a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

5.5.	Financial Statements.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed on Schedule 5.3.

5.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company, Smucker LLC and Folgers of the Financing Documents to which each is a party will not:

(a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws (or other comparable organizational document) or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected;

(b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any arbitrator or Governmental Authority applicable to the Company or any Subsidiary; or

(c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.	Governmental Authorizations, etc.

Except for regular and routine filings with the Securities and Exchange Commission, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Company of this Agreement or the Notes and (b) Smucker LLC and Folgers of the Guaranty Agreements delivered by them pursuant to Section 4.10.

5.8.	Litigation; Observance of Statutes and Orders.

(a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws and any of the laws and regulations referred to in Section 5.16) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended April 30, 2007.

5.10.	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, etc.

Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

5.12.	Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year for which financial statements are available in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is, as of April 30, 2009, $38,182,000.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.2 as to the Sources to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13.	Private Offering by the Company.

Neither the Company nor any Person acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor any Person acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act.

5.14.	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes for the purposes set forth in Schedule 5.14. None of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) or a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Indebtedness.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of January 31, 2010, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $15,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) None of the Company, Smucker LLC or Folgers is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, Smucker LLC or Folgers, any agreement relating thereto (other than the 2004 Bank Credit Agreement, the 2009 Bank Credit Agreement, the 2000 Note Agreement, the 2004 Note Agreement, the 2007 Note Agreement and the 2008 Note Agreement) or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, Smucker LLC or Folgers, except as specifically indicated in Schedule 5.15.

5.16.	Foreign Assets Control Regulations, etc.

(a) Neither the Company nor any Affiliated Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC, currently Iran, Sudan, Cuba, Burma, Syria and North Korea (each OFAC Listed Person and each other entity described in clause (ii), a “Blocked Person”).

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person where such investments, transactions or dealings could reasonably be expected to cause the purchase, holding or receipt of any payment or exercise of any rights in respect of any Note by the holder thereof to be in violation of any law or regulation applicable to such holder.

(c) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

5.17.	Status Under Certain Statutes.

Neither the Company nor any Subsidiary is (a) subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, or the Federal Power Act, as amended, or (b) in violation of any of the laws and regulations referred to in Section 5.16.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and that the Company is not required to register the Notes. Each Purchaser severally represents and agrees that it will not resell any Notes unless such Notes are registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. By the resale of any Note, the seller thereof, and by the acceptance of any Note, the purchaser thereof, shall be deemed to have represented to the Company that such Note has not been sold in violation of the Securities Act.

6.2.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) Insurance Company General Account — the Source is an “insurance company general account” (as defined in PTE 95-60 (60 FR 35925, issued July 12, 1995) and in respect thereof each Purchaser represents that there is no “employee benefit plan” (as defined in section 3(3) of ERISA and section 4975(e)(1) of the Code, treating as a single plan all plans maintained by the same employer (and affiliates thereof as defined in section V(a)(1) of PTE 95-60) or employee organization or affiliate thereof) with respect to which the amount of the general account reserves and liabilities of all contracts held by or on behalf of such plan exceeds 10% of the total reserves and liabilities of such general account as determined under PTE 95-60 (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners’ Annual Statement filed with such Purchaser’s state of domicile and that such acquisition is eligible for and satisfies the other requirements of such exemption; or

(b) Separate Account – the Source is a separate account:

(i) 10% Pooled Separate Account — that is an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), and to the extent that there is any employee benefit plan, or group of plans maintained by the same employer or employee organization, whose assets in such separate account exceed ten percent (10%) of the assets of such separate account, each Purchaser has disclosed the names of such plans to the Company in writing; or

(ii) Identified Plan Assets — that is comprised of employee benefit plans identified by each Purchaser in writing and with respect to which the Company hereby warrants and represents that, as of the date of Closing, neither the Company nor any ERISA Affiliate is a “party in interest” (as defined in section 3 of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any plan so identified; or

(iii) Guarantied Separate Account — that is maintained solely in connection with such Purchaser’s fixed contractual obligations, under which any amounts payable, or credited, to any employee benefit plan having an interest in such account and to any participant or beneficiary of such plan (including an annuitant) are not affected in any manner by the investment performance of the separate account (as provided by 29 CFR §2510.3-101(h)(1)(iii)); or

(c) QPAM Funds — the Source constitutes assets of an “investment fund” (within the meaning of part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed twenty percent (20%) of the total client assets managed by such QPAM, the conditions of parts I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a five percent (5%) or more interest in the Company and:

(i) the identity of such QPAM and

(ii) the names of all employee benefit plans whose assets are included in such investment fund;

have been disclosed to the Company in writing pursuant to this Section 6.2(c); or

(d) Governmental Plans — the Source is a governmental plan; or

(e) Identified Plans or Funds — the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this Section 6.2(e); or

(f) Exempt Plans — the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

6.3.	Authorization, etc.

Each Purchaser represents that this Agreement has been duly authorized by all necessary corporate action on such Purchaser’s part, and that this Agreement constitutes a legal, valid and binding obligation upon such Purchaser in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

7.	INFORMATION AS TO COMPANY.

7.1.	Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 90 days (or within 10 days after such earlier date as the Company’s quarterly report is required to be filed with the Securities and Exchange Commission under the Exchange Act, with written notice of such earlier filing to be delivered to each holder of Notes simultaneously with such filing) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.smucker.com) and shall have given such holder prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 120 days (or within 10 days after such earlier date as the Company’s annual report is required to be filed with the Securities and Exchange Commission under the Exchange Act, with written notice of such earlier filing to be delivered to each holder of Notes simultaneously with such filing) after the end of each fiscal year of the Company, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder (other than a reportable event of a technical and routine nature which occurs as a result of a transaction permitted under Section 10.7(b)), for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

(f) Requested Information — with reasonable promptness and to the extent not prohibited by applicable law, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of any Obligor to perform its obligations under the Financing Documents to which it is a party as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 through Section 10.8, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PREPAYMENT OF THE NOTES.

8.1.	Required Prepayments.

The Company will prepay (or, with respect to the payment on June 1, 2025, repay) (a) on June 1, 2020, $100,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes, (b) on June 1, 2021, $75,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes, (c) on June 1, 2022, $75,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes and (d) on June 1, 2023 and on each June 1 thereafter to and including June 1, 2025, $50,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes, in each case at par and without payment of the Make-Whole Amount or any premium, provided that upon any prepayment of the Notes pursuant to Section 8.2 or Section 8.3, the principal amount of each required prepayment or repayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment.

8.2.	Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due with respect to the Notes in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth in each case the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount with respect to the Notes as of the specified prepayment date.

8.3.	Change in Control.

(a) Notice of Change in Control or Control Event. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.3(b). If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.3(c) and shall be accompanied by the certificate described in Section 8.3(g).

(b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless

(i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.3(c), accompanied by the certificate described in Section 8.3(g), and

(ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.3(a) and Section 8.3(b) shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by Section 8.3(a), such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer).

(d) Acceptance. A holder of Notes may reject the offer to prepay made pursuant to this Section 8.3 by causing a notice of such rejection to be delivered to the Company at least five Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute an acceptance of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, plus the Make-Whole Amount determined for the date of prepayment with respect to such principal amount, together with interest on such Notes accrued to the date of prepayment. Two Business Days preceding the date of prepayment, the Company shall deliver to each holder of Notes being prepaid a certificate of a Senior Financial Officer specifying the calculation of the Make-Whole Amount due in connection with such prepayment (for the avoidance of doubt, in respect of any prepayment to be made under this Section 8.3 the date of which has been deferred pursuant to Section 8.3(f) below, any calculation of accrued interest or Make-Whole Amount owing to the holders of the Notes to be prepaid shall be made with reference to the date such prepayment is actually made, rather than the original Proposed Prepayment Date in respect thereof). The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 8.3(f).

(f) Deferral of Obligation to Purchase. The obligation of the Company to prepay Notes pursuant to the offers accepted in accordance with Section 8.3(d) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on or before the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of:

(i) any such deferral of the date of prepayment;

(ii) the date on which such Change in Control and the prepayment are expected to occur; and

(iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:

(i)	the Proposed Prepayment Date;

(ii) that such offer is made pursuant to this Section 8.3;

(iii) the principal amount of each Note offered to be prepaid;

(iv) the last date upon which the offer can be accepted or rejected, and setting forth the consequences of failing to provide an acceptance or rejection, as provided in Section 8.3(d);

(v) the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation;

(vi) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date;

(vii) that the conditions of this Section 8.3 have been fulfilled; and

(viii) in reasonable detail, the nature and date or proposed date of the Change in Control.

8.4.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.	Purchase of Notes.

Except as otherwise provided in this Section 8, the Company will not and will not permit any Affiliate to purchase, redeem, prepay, or otherwise acquire, directly or indirectly, any of the outstanding Notes except pursuant to an offer to purchase (which offer may or may not include the Make-Whole Amount, if any, or any portion thereof) made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions, provided that at the time such offer is made and after giving effect to such purchase, no Default or Event of Default shall exist. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, shall contain a representation by the Company that no Default or Event of Default exists or would exist after giving effect to such proposed purchase of Notes, and shall remain open for at least ten Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least ten Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to the terms hereof or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by

(i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as Page “PX1” on the Bloomberg Financial Markets (or such other display as may replace Page “PX1” on the Bloomberg Financial Markets) for actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or

(ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded on the run U.S. Treasury security with the duration closest to and greater than such Remaining Average Life and (2) the actively traded on the run U.S. Treasury security with the duration closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the Notes.

“Remaining Average Life” means, with respect to any Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to the terms hereof or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:
9.1.	Compliance with Law.

Without limiting Section 10.10, the Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and the laws and regulations referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.2.	Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) so that such insurance, taken as a whole, shall be customary for entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Pari Passu Ranking.

The Notes shall at all times rank pari passu, without preference or priority, with all other outstanding, unsecured, unsubordinated Indebtedness of the Company, present and future, that have not been accorded preferential rights. The obligations of each Subsidiary Guarantor under the Guaranty Agreement to which such Subsidiary Guarantor is a party shall at all times rank pari passu, without preference or priority, with all other outstanding, unsecured, unsubordinated Indebtedness of such Subsidiary Guarantor, present and future, that have not been accorded preferential rights.

9.7.	Financial Covenant Standards.

If at any time and from time to time on or after the date of Closing, any Primary Senior Debt shall contain (whether on the date of the Closing or subsequent thereto as the result of an amendment or modification thereof) one or more Financial Covenants that are either not contained in this Agreement or are contained in this Agreement but are more favorable to the lender or lenders under such Primary Senior Debt than are the terms of this Agreement to the holders of the Notes, this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically (effective simultaneously with the effectiveness of such Primary Senior Debt or such modification) to include each such additional or more favorable Financial Covenant, unless the Required Holders provide written notice to the Company to the contrary within 30 days after having received written notice from the Company of the effectiveness of such additional or more favorable Financial Covenant (in which event such Financial Covenant shall be deemed not to have been included in this Agreement at any time). No modification or amendment of any Primary Senior Debt that results in any Financial Covenant becoming less restrictive on the Company shall be effective as a modification, amendment or waiver under this Agreement. The Company further covenants promptly to execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders to reflect such additional or more favorable Financial Covenant, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such additional or more favorable Financial Covenant as provided for in this Section 9.7. The provisions of this Section 9.7 shall apply successively to each change in a Financial Covenant contained in any Primary Senior Debt.

“Financial Covenant” means any covenant or equivalent provision (including, without limitation, any default or event of default provision and definitions of defined terms used therein) requiring the Company:

(a) to maintain any level of financial performance (including, without limitation, a specified level of net worth, total assets, cash flow or net income),

(b) not to exceed any maximum level of indebtedness,

(c) to maintain any relationship of any component of its capital structure to any other component thereof (including, without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth), or

(d) to maintain any measure of its ability to service its indebtedness (including, without limitation, falling below any specified ratio of revenues, cash flow or net income to interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:
10.1.	Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.	Merger, Consolidation, etc.

The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company or such Subsidiary Guarantor, as the case may be, as an entirety (the “Survivor”), as the case may be, shall be a solvent corporation, limited liability company or (in the case of a Subsidiary Guarantor) limited partnership organized and existing under the laws of the United States, any state thereof or the District of Columbia, and, if the Company or such Subsidiary Guarantor is not the Survivor, the Survivor shall have expressly assumed in writing the due and punctual payment of the principal of and Make-Whole Amount, if any, and interest on all of the Notes according to their tenor and the due and punctual performance and observance of each covenant and condition of such Obligor under the applicable Financing Documents, pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders;

(b) to the extent the Company is not the Survivor of such transaction, each Subsidiary Guarantor shall have executed and delivered to each holder of Notes its reaffirmation of its obligations under its Guaranty Agreement in form and substance reasonably satisfactory to the Required Holders; and

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing such Obligor or any Survivor that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under the applicable Financing Documents.

10.3.	Consolidated Net Worth.

The Company will not, at any time, permit Consolidated Net Worth to be less than Three Billion Five Hundred Million Dollars ($3,500,000,000).

10.4.	Leverage Ratio.

The Company will not permit, as of the end of each fiscal quarter, Consolidated Debt determined as of such date to exceed 55% of the sum of (a) Consolidated Debt and (b) Consolidated Net Worth, each determined as of such date.

10.5.	Priority Debt.

The Company will not, at any date, permit Priority Debt to exceed 15% of Consolidated Total Capitalization (determined as of the last day of the then most recently ended fiscal quarter of the Company or determined as of such date if such date shall be the last day of a fiscal quarter of the Company); provided, however, that (x) no Lien created pursuant to Section 10.6(g) shall secure any Primary Senior Debt unless the Notes are equally and ratably secured by all property subject to such Lien and (y) (i) no Subsidiary shall guaranty or otherwise be or become obligated in respect of any Primary Senior Debt unless such Subsidiary guaranties, or becomes similarly obligated in respect of, the Notes and (ii) such Primary Senior Debt is subject to the terms of the Intercreditor Agreement (or an intercreditor agreement in form and substance reasonably satisfactory to the Required Holders), in each case all pursuant to documentation reasonably satisfactory to the Required Holders; provided, further, however, that notwithstanding anything contained in this Section 10.5 to the contrary, the Company shall be under no obligation to (but may in its sole discretion) require any Foreign Subsidiary to guaranty the Debt under this Agreement and the Notes to the extent such Foreign Subsidiary’s obligations under all Primary Senior Debt consist solely of direct borrowings solely to such Foreign Subsidiary or a group of Foreign Subsidiaries (a “Foreign Borrowing”) or guaranties of a Foreign Borrowing by another Foreign Subsidiary.

10.6.	Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the last paragraph of this Section 10.6), or assign or otherwise convey any right to receive income or profits, except:

(a) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business:

(i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or

(ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.4;

(c) Liens arising from judicial attachments or judgments, or securing appeal bonds, and other similar Liens, provided that

(i) the execution or other enforcement of such Liens is effectively stayed, and

(ii) the claims secured thereby are being actively contested in good faith and adequate reserves in respect thereof have been established by the Company or such Subsidiary in accordance with GAAP;

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of the Subsidiaries, provided that such Liens do not, in the aggregate, materially impair the use of such property by the Company or such Subsidiary;

(e) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(f) Liens on property of a Subsidiary, provided that such Liens secure only Debt owing to the Company or a Subsidiary; and

(g) other Liens not otherwise permitted by paragraphs (a) through (f) of this Section 10.6, so long as the Debt secured thereby can be

(i) incurred and remain outstanding in accordance with the requirements of Section 10.4, and

(ii) incurred and remain outstanding in accordance with the requirements of Section 10.5.

If, notwithstanding the prohibition contained herein, the Company shall, or shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien, other than those Liens permitted by the provisions of paragraphs (a) through (g) of this Section 10.6, it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. Such violation of this Section 10.6 will constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this Section 10.6.

10.7.	Asset Sales.

(a) Sale of Assets. The Company will not, and will not permit any Subsidiary to, make any Asset Disposition unless:

(i) in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or such Subsidiary;

(ii) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

(iii) immediately after giving effect to the Asset Disposition, the sum of the Disposition Values in respect of all property that was the subject of any Asset Disposition occurring in the period commencing with the first day of the Current Four Quarter Period and ending with and including the date of such Asset Disposition would not exceed 15% of Consolidated Total Assets as of the end of the then most recently ended fiscal year of the Company. As used in this Section 10.7(a)(iii), the term “Current Four Quarter Period” means, as of any date, the period of four consecutive fiscal quarters of the Company ending on the last day of the then current fiscal quarter of the Company.

If the Company shall give written notice to the holders of the Notes prior to consummation of any Transfer that it intends to apply the Net Proceeds Amount arising therefrom to a Debt Prepayment Application or a Property Reinvestment Application within 365 days after such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (iii) of this Section 10.7(a), shall be deemed not to be an Asset Disposition. If the Company shall fail to apply such Net Proceeds Amount as stated in such notice within such period, such failure shall constitute an Event of Default.

(b) Disposal of Ownership of a Subsidiary. The Company will not, and will not permit any of the Subsidiaries to, Transfer any shares of Subsidiary Stock (including, without limitation, pursuant to any merger, consolidation or other transaction specified in Section 10.2 hereof), nor will the Company permit any such Subsidiary to issue or Transfer any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:

(i) the issue of directors’ qualifying shares by any such Subsidiary;

(ii) any such Transfer of Subsidiary Stock constituting a Transfer described in clause (a) of the definition of “Asset Disposition”; and

(iii) the Transfer of all of the Subsidiary Stock of a Subsidiary owned by the Company and the other Subsidiaries if:

(A) such Transfer satisfies the requirements of Section 10.7(a) hereof,

(B) in connection with such Transfer the entire investment (whether represented by stock, Debt, claims or otherwise) of the Company and the other Subsidiaries in such Subsidiary is sold, transferred or otherwise disposed of to a Person other than (1) the Company, (2) another Subsidiary not being simultaneously disposed of, or (3) an Affiliate, and

(C) the Subsidiary being disposed of has no continuing investment in any other Subsidiary not being simultaneously disposed of or in the Company.

10.8.	Sale-and-Leaseback Transactions.

The Company will not, and will not permit any Subsidiary to, enter into or permit to continue any Sale-and-Leaseback Transaction unless either (a) the Attributable Debt associated therewith can be incurred and remain outstanding in accordance with the requirements of Section 10.5 or (b) the Company shall give written notice to the holders of the Notes prior to consummation of any such transaction that it intends to apply the Net Proceeds Amount arising therefrom to a Debt Prepayment Application or a Property Reinvestment Application within 365 days after such consummation, in which event such transaction, only for the purpose of determining compliance with this Section 10.8, shall be deemed not to be a Sale-and-Leaseback Transaction. If the Company shall fail to apply such Net Proceeds Amount as stated in such notice within such period, such failure shall constitute an Event of Default.

10.9.	Line of Business.

The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Form 10-K filed for the fiscal year ending April 30, 2009.

10.10.	Terrorism Sanctions Regulations.

The Company will not and will not permit any Affiliated Entity to (a) become an OFAC Listed Person or (b) have any investments in, or engage in any dealings or transactions with, any Blocked Person where such investments, dealings or transactions could reasonably be expected to cause the purchase, holding or receipt of any payment or exercise of any rights in respect of any Note by the holder thereof to be in violation of any law or regulation applicable to such holder.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than ten Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in any one or more of Section 7.1(d) or Sections 10.2 through 10.8, inclusive; or

(d) any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Section 11(a)), Section 11(b) or Section 11(c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of such Obligor in any Financing Document or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) the Company or any Significant Subsidiary

(i) is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or Make-Whole Amount or interest on any Indebtedness (other than Indebtedness under this Agreement and the Notes) that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto (after giving effect to any consents or waivers in respect thereof); or

(ii) is in default in the performance of or compliance with any term of any evidence of any Indebtedness under (x) the 2004 Bank Credit Agreement, (y) the 2009 Bank Credit Agreement or (z) any other Indebtedness with an outstanding principal amount of at least $40,000,000 individually or, together with other Indebtedness, with an aggregate principal amount of at least $75,000,000 or, in the case of each of clauses (x), (y) and (z), of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled at such time to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or such Significant Subsidiary has become obligated to purchase or repay Indebtedness under (1) the 2004 Bank Credit Agreement, (2) the 2009 Bank Credit Agreement or (3) any other Indebtedness with an outstanding principal amount of at least $40,000,000 individually or, together with other Indebtedness, with an aggregate principal amount of at least $75,000,000 before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right at such time to require the Company or such Significant Subsidiary so to purchase or repay such Indebtedness; or

(g) the Company or any Significant Subsidiary

(i) is generally not paying, or admits in writing its inability to pay, its debts as they become due,

(ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction,

(iii) makes an assignment for the benefit of its creditors,

(iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,

(v) is adjudicated as insolvent or to be liquidated, or

(vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 90 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $15,000,000 are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(j) if

(i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code,

(ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings,

(iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $15,000,000,

(iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans,

(v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan for which there is unfunded withdrawal liability in excess of $15,000,000, or

(vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder;

and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(k) any Subsidiary Guarantor fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in its respective Guaranty Agreement; or

(l) any Guaranty Agreement is not or ceases to be effective against the applicable Subsidiary Guarantor or is alleged by the Company or a Subsidiary Guarantor to be ineffective against a Subsidiary Guarantor for any reason other than in the event that the applicable Subsidiary Guarantor is merged with and into the Company.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of such paragraph (g) or described in clause (vi) of such paragraph (g) by virtue of the fact that such clause encompasses clause (i) of such paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 75% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

12.5.	Notice of Acceleration or Rescission.

Whenever any Note shall be declared immediately due and payable pursuant to Section 12.1 or any such declaration shall be rescinded or annulled pursuant to Section 12.3, the Obligors shall forthwith give written notice thereof to the holders of each Note at the time outstanding.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within five Business Days, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of such Note set forth in Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $200,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $200,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in the last sentence of Section 6.1 and in Section 6.2.

13.3.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or an Institutional Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver within five Business Days, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Orrville, Ohio at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose opposite such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the Intercreditor Agreement or any Guaranty Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any Guaranty Agreement as against any Obligor or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, the Intercreditor Agreement or any Guaranty Agreement, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by any Purchaser).

15.2.	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall be deemed made at and as of the date of the Closing and shall speak only as of such date. The accuracy of such representations and warranties as at the date of the Closing shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser or any holder of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes, the Intercreditor Agreement and the Guaranty Agreements embody the entire agreement and understanding among each Purchaser, the Company and the Subsidiary Guarantors, and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to any holder unless consented to by such holder in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with all information that the Company reasonably believes is sufficient, and all other information requested by any of the holders, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or issue any guaranty, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security or guaranty is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Scope of Consent. Any amendment or waiver made pursuant to this Section 17.2 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate and has provided or has agreed to provide such amendment or waiver as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted that would not have been or would not be so effected or granted but for such amendment or waiver (and the amendments or waivers of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)	if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,

(ii)	if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)	if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the “Treasurer,” with a copy to the attention of the “Legal Department,” or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the holders of the Notes, may be reproduced by the holders of the Notes by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the holders of the Notes may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that

(a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure,

(b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf,

(c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or

(d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.

Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to

(i) such Purchaser’s directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes and is not used in connection with the analysis of any other investment in the Company except in a manner that is in compliance with applicable securities laws),

(ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20,

(iii) any other holder of any Note,

(iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

(v) any Person from which such Purchaser offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),

(vi) any federal or state regulatory authority having jurisdiction over such Purchaser,

(vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or

(viii) any other Person to which such delivery or disclosure may be necessary or appropriate

(A) to effect compliance with any law, rule, regulation or order applicable to such Purchaser,

(B) in response to any subpoena or other legal process,

(C) in connection with any litigation to which such Purchaser is a party or

(D) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Notes, this Agreement or any Guaranty Agreement.

Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	MISCELLANEOUS.

21.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

21.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

21.3.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.4.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

21.5.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.6.	Accounting Terms

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP. Notwithstanding the foregoing or any other provision of this Agreement, for purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure any portion of a non-derivative financial liability at fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Section 825-10 or any similar accounting standard), other than to reflect a hedge of such non-derivative financial liability (including both interest rate and foreign currency hedges), shall be disregarded and such determination shall be made as if such election had not been made.

21.7.	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

21.8.	Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 21.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 21.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

[Remainder of page intentionally left blank. Next page is signature page.]

If each Purchaser is in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between the Purchasers and the Company.

Very truly yours,

THE J. M. SMUCKER COMPANY

By: /s/ Debra A. Marthey
Name: Debra A. Marthey
Title: Treasurer

The foregoing is hereby agreed to
as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY
on behalf of itself and as investment manager of:

METLIFE INSURANCE COMPANY OF CONNECTICUT
METROPOLITAN TOWER LIFE INSURANCE COMPANY

By: /s/ Judith A. Gulotta
Name: Judith A. Gulotta
Title: Managing Director

UNION FIDELITY LIFE INSURANCE COMPANY
By: MetLife Investment Advisors Company, LLC, its investment adviser

EMPLOYERS REASSURANCE COMPANY
By: MetLife Investment Advisors Company, LLC, its investment adviser

By: /s/ Judith A. Gulotta
Name: Judith A. Gulotta
Title: Managing Director

NEW YORK LIFE INSURANCE COMPANY

By: /s/ Trinh Nguyen
Name: Trinh Nguyen
Title: Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: New York Life Investment Management LLC, Its Investment Manager

By: /s/ Trinh Nguyen
Name: Trinh Nguyen
Title: Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE

ACCOUNT (BOLI 30C)

By: New York Life Investment Management LLC, Its Investment Manager

By: /s/ Trinh Nguyen
Name: Trinh Nguyen
Title: Director

NEW YORK LIFE INSURANCE AND ANNUITY
CORPORATION INSTITUTIONALLY OWNED

LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3)

By: New York Life Investment Management LLC, Its Investment Manager

By: /s/ Trinh Nguyen
Name: Trinh Nguyen
Title: Director

NEW YORK LIFE INSURANCE AND ANNUITY
CORPORATION INSTITUTIONALLY OWNED

LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3-2)

By: New York Life Investment Management LLC, Its Investment Manager

By: /s/ Trinh Nguyen
Name: Trinh Nguyen
Title: Director

NEW YORK LIFE INSURANCE AND ANNUITY
CORPORATION INSTITUTIONALLY OWNED

LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30E)

By: New York Life Investment Management LLC, Its Investment Manager

By: /s/ Trinh Nguyen
Name: Trinh Nguyen
Title: Director

FORETHOUGHT LIFE INSURANCE COMPANY

By: New York Life Investment Management LLC, Its Investment Manager

By: /s/ Trinh Nguyen
Name: Trinh Nguyen
Title: Director

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ David S. Quackenbush
Name: David S. Quackenbush
Title: Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors, L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.

(as its General Partner)

By: /s/ David S. Quackenbush
Name: David S. Quackenbush
Title: Vice President

MUTUAL OF OMAHA INSURANCE COMPANY

By: Prudential Private Placement Investors,

L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.

(as its General Partner)

By: /s/ David S. Quackenbush
Name: David S. Quackenbush
Title: Vice President

MTL INSURANCE COMPANY

By: Prudential Private Placement Investors,

L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.

(as its General Partner)

By: /s/ David S. Quackenbush
Name: David S. Quackenbush
Title: Vice President

COMPANION LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors,

L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.

(as its General Partner)

By: /s/ David S. Quackenbush
Name: David S. Quackenbush
Title: Vice President

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

[OMITTED]

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Affiliated Entity” means the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in Section 17.3.

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Asset Disposition” means any Transfer except :

(a)	any

(i)	Transfer from a Subsidiary to the Company or a Wholly-Owned Subsidiary;

(ii)	Transfer from the Company to a Wholly-Owned Subsidiary; and

(iii)	Transfer from the Company to a Subsidiary (other than a Wholly-Owned Subsidiary) or from a Subsidiary to another Subsidiary (other than a Wholly-Owned Subsidiary), which in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; or

(b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete.

“Attributable Debt” means, as to any particular lease relating to a Sale-and-Leaseback Transaction, the present value of all Lease Rentals required to be paid by the Company or any Subsidiary under such lease during the remaining term thereof (determined in accordance with generally accepted financial practice using a discount factor equal to the interest rate implicit in such lease if known or, if not known, an interest rate of 10% per annum).

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change in Control” means:

(a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (as a “beneficial owner” as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing) or of record, on or after the date of the Closing, by any person (within the meaning of section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act, as in effect on the date of the Closing) of             shares representing more than forty-five percent (45%) of the aggregate Ordinary Voting Power represented by the issued and outstanding capital stock of the Company (calculated on a fully diluted basis); provided that the foregoing restriction shall not apply to acquisitions of capital stock by the Smucker Family if the acquisition by the Smucker Family of such Ordinary Voting Power shall not result, directly or indirectly, in a “going private transaction” within the meaning of the Exchange Act;

(b) during any period of twenty-four (24) consecutive calendar months, individuals who were directors of the Company on the first day of such period (together with any new director whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of the Company;

(c) the sale or transfer of all or substantially all of the assets of the Company, in a single transaction or a series of related transactions, to any person (within the meaning of section 13(d) and section 14(d)(2) of the Exchange Act, as in effect on the date of the Closing) or related persons constituting a group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act, as in effect on the date of the Closing);

(d) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement, which causes any Indebtedness or other obligations incurred under such Material Indebtedness Agreement to become due prior to its stated maturity or other due date thereof or to cause the holders of Indebtedness or other obligations thereunder to have the right to require any Indebtedness or other obligations incurred under such Material Indebtedness Agreement to be purchased or prepaid prior to the stated maturity or other due date thereof; or

(e) the failure of at least one of Timothy P. Smucker or Richard K. Smucker to serve as a director of the Company if such failure to serve as a director is due to: (i) the voluntary resignation as a director of such person prior to his 70th birthday (unless such resignation is due to poor health, in which case such resignation will not be deemed to be “voluntary” for purposes of this definition), (ii) the voluntary decision of such person not to stand for reelection as a director unless such re-election would be for a term commencing after his 70th birthday or such decision is attributable to poor health, (iii) a determination of the directors of the Company not to nominate such person to stand for re-election for any term commencing prior to his 70th birthday (unless such decision was attributable to such person’s poor health), or (iv) the failure of the shareholders to elect such person for any term commencing prior to his 70th birthday. For purposes of clarity, it shall not constitute a Change in Control (1) so long as either Timothy P. Smucker or Richard K. Smucker is serving as director of the Company, or (2) if neither Timothy P. Smucker or Richard K. Smucker is serving as a director, the Remaining Director is no longer serving as a director as a result of an event other than one described in clause (i), (ii), (iii), or (iv) of the preceding sentence. For purposes of this definition “Remaining Director” means the last one of Richard K. Smucker or Timothy P. Smucker to serve as a director of the Company.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory sentence of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated Attributable Debt” means, as of any date of determination, the total of all Attributable Debt of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Debt” means, as of any date of determination, the total of all Debt of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Funded Debt” means, as of any date of determination, the total of all Funded Debt of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” means, at any time,

(a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock, capital stock subscribed and unissued and Preferred Stock redeemable prior to the maturity date of the Notes) of the Company and its Subsidiaries plus (ii) the amount of the paid-in capital and retained earnings of the Company and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, minus

(b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Assets” means, at any time, the total assets of the Company and the Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and the Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Capitalization” means, at any time, the sum of Consolidated Net Worth and Consolidated Funded Debt.

“Control Event” means:

(a) the execution, by the holders of Voting Stock of the Company (together with their respective executors, heirs, beneficiaries, successors and assigns) or (in the case of any natural Person) their respective Families or Family Trusts, or by the Company or any of its Subsidiaries or Affiliates, of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control;

(b) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control; or

(c) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the Voting Stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

“Debt” means, with respect to any Person, without duplication:

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Debt Prepayment Application” means, with respect to any Transfer of property, the application by the Company or its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Senior Funded Debt of the Company (other than Senior Funded Debt owing to the Company, any of its Subsidiaries or any Affiliate and Senior Funded Debt in respect of any revolving credit or similar credit facility providing the Company or any of its Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Funded Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Funded Debt).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, that rate of interest that is the greater of (a) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of such Note or (b) 2% per annum over the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. (or its successor) in New York City as its “base” or “prime” rate.

“Disposition Value” means, at any time, with respect to any property

(a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company; and

(b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as determined by, in the case of any property that is to be the subject of a Transfer:

(a) an appraiser of established reputation in appraising property of the kind to be subject to such Transfer;

(b) the highest price offered for such property in a competitive bidding process in which at least three potential bidders have been requested to participate so long as the Company had a reasonable basis on which to make such request (in terms of such potential bidders’ financial resources and interest in such property); or

(c) an analysis prepared by the Company which in addition to taking into account the standard set forth in this definition prior to clause (a) shall take into account the operating costs that would be saved by disposing of such property, and the relative tax benefits attributable to continued ownership and to disposition of such property; provided, however, that the sum of the Disposition Value of such property, plus the Disposition Value of all other such property Transferred during the 365 day period ending on such date, shall not exceed an amount equal to 3% of Consolidated Total Assets as of the end of the then most recently ended fiscal year of the Company. Any such evaluation shall be delivered to the holders of the Notes together with an Officer’s Certificate, signed by a Senior Financial Officer, certifying as to the accuracy and completeness of such evaluation.

“Family” means, in respect of any individual, the heirs, legatees, descendants and blood relatives to the fifth degree of consanguinity of such individual.

“Family Trusts” means, in respect of any individual, any trusts for the exclusive benefit of such individual, his or her spouse and lineal descendants.

“Financing Documents” means this Agreement, the Notes and each Guaranty Agreement, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holders of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.

“Folgers” means The Folgers Coffee Company, a Delaware corporation.

“Foreign Subsidiary” means any Subsidiary of the Company which is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Funded Debt” means, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of

(a) the United States of America or any state or other political subdivision thereof, or

(b) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Guaranty Agreement” means, collectively (a) the guaranty agreements delivered by Smucker LLC and Folgers pursuant to the terms of Section 4.10, and (b) any Guaranty executed and delivered in favor of the holders of Notes in form and substance satisfactory to the Required Holders.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication:

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swaps of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intercreditor Agreement” is defined in Section 4.11.

“Lease Rentals” means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any Subsidiary as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its respective Guaranty Agreement or (d) the validity or enforceability of this Agreement, the Notes or any Guaranty Agreement.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of the Company in excess of the amount of Fifteen Million Dollars ($15,000,000).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Proceeds Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of

(a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

“Notes” is defined in Section 1.1.

“Obligors” means, collectively, the Company and each Subsidiary Guarantor.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company, or any Subsidiary, as the context may require, whose responsibilities extend to the subject matter of such certificate.

“Ordinary Voting Power” means the voting power attributable to all shares of Voting Stock of the Company for purposes of electing directors of the Company.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Primary Senior Debt” means (a) the 2004 Bank Credit Agreement, (b) the 2009 Bank Credit Agreement and (c) any other credit, loan or borrowing facility or note purchase agreement by the Company or any Subsidiary providing, in each case, for the incurrence of Senior Funded Debt in a principal amount equal to or greater than $120,000,000, in each case under clauses (a), (b) and (c) as amended, restated, supplemented or otherwise modified and together with increases, refinancings and replacements thereof.

“Priority Debt” means the sum of (a) all Debt of the Company secured by Liens permitted by Section 10.6(g), (b) all Debt of Subsidiaries (other than (x) Debt held by the Company or a Wholly-Owned Subsidiary or (y) Debt of any Subsidiary Guarantor, so long as such Debt is subject to the terms of the Intercreditor Agreement) and (c) Consolidated Attributable Debt.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Transfer of property, the satisfaction of each of the following conditions:

(a) an amount equal to the Net Proceeds Amount with respect to such Transfer shall have been applied to the acquisition by the Company, or any of its Subsidiaries making such Transfer, of property that upon such acquisition is unencumbered by any Lien (other than Liens described in subparagraphs (a) through (f), inclusive, of Section 10.6) and that

(i) constitutes property that is (x) property classifiable under GAAP as non-current to the extent that such proceeds are derived from the Transfer of property that was properly classifiable as non-current, and otherwise properly classifiable as either current or non-current, and (y) to be used in the ordinary course of business of the Company and the Subsidiaries, or

(ii) constitutes equity interests of a Person that shall be, on or prior to the time of such acquisition, a Subsidiary of the Company, and that shall invest the proceeds of such acquisition in property of the nature described in the immediately preceding clause (i); and

(b) the Company shall have delivered a certificate of a Responsible Officer of the Company to each holder of a Note referring to Section 10.7 or Section 10.8, as applicable, and identifying the property that was the subject of such Transfer, the Disposition Value of such property, and the nature, terms, amount and application of the proceeds from the Transfer.

“Proposed Prepayment Date” is defined in Section 8.3(c).

“PTE” means a United States Department of Labor Prohibited Transaction Class Exemption.

“Purchasers” means and includes each of the Persons listed in Schedule A.

“QPAM Exemption” is defined in Section 6.2(c).

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or any Subsidiary Guarantor with responsibility for the administration of the relevant portion of this Agreement.

“Sale-and-Leaseback Transaction” means a transaction or series of transactions pursuant to which the Company or any Subsidiary shall sell or transfer to any Person (other than the Company or a Subsidiary) any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Company or any Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease), or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security” has the meaning set forth in Section 2(1) of the Securities Act.

“Senior Financial Officer” means the Chief Financial Officer, principal accounting officer, treasurer or controller of the Company.

“Senior Funded Debt” means all Funded Debt of the Company (other than Subordinated Funded Debt) and all Funded Debt of Subsidiaries.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of the Closing) of the Company; provided that each Subsidiary Guarantor shall at all times be deemed a Significant Subsidiary.

“Smucker Family” means and includes Timothy P. Smucker, Richard K. Smucker, Susan Smucker Wagstaff and Marcella Smucker Clark, and their respective Families and Family Trusts.

“Smucker LLC” means J.M. Smucker LLC, an Ohio limited liability company.

“Source” is defined in Section 6.2.

“Subordinated Funded Debt” means any Funded Debt of the Company that is subordinated in right of payment or security to Funded Debt evidenced by the Notes, in each case, upon written terms and conditions reasonably satisfactory to the Required Holders.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means, collectively, Smucker LLC, Folgers and any other Subsidiary that has executed and delivered to the holders of Notes a Guaranty Agreement, together with an opinion of counsel to such Subsidiary in form and substance satisfactory to the Required Holders, evidence of proper corporate authorization and such other documents and instruments as may be reasonably requested by the Required Holders.

“Subsidiary Stock” means, with respect to any Person, the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

“Survivor” is defined in Section 10.2(a).

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount. In any such case, the Disposition Value of any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“2000 Note Agreement” means, collectively, those certain Note Purchase Agreements, each dated as of August 23, 2000, among the Company and each of the Persons listed on Schedule A thereto, as the same may be amended, restated, modified or otherwise supplemented and in effect from time to time.

“2004 Bank Credit Agreement” means that certain unsecured revolving credit facility by and among the Company, Smucker Foods of Canada Corp. (formerly known as J.M. Smucker (Canada) Inc.), Key Bank National Association, as Agent, and the lenders named therein, dated as of June 18, 2004, as such agreement may be amended or restated from time to time.

“2004 Note Agreement” means, that certain Note Purchase Agreement, dated as of May 27, 2004, among the Company and each of the Persons listed on Schedule A thereto, as the same may be amended, restated, modified or otherwise supplemented and in effect from time to time.

“2007 Note Agreement” means, that certain Note Purchase Agreement, dated as of May 31, 2007, among the Company and each of the Persons listed on Schedule A thereto, as the same may be amended, restated, modified or otherwise supplemented and in effect from time to time.

“2008 Note Agreement” means, that certain Note Purchase Agreement, dated as of October 23, 2008, among the Company and each of the Persons listed on Schedule A thereto, as the same may be amended, restated, modified or otherwise supplemented and in effect from time to time.

“2009 Bank Credit Agreement” means that certain unsecured revolving credit facility by and among the Company, Smucker Foods of Canada Corp. (formerly known as Smucker Foods of Canada Co.), the guarantors party thereto from time to time, Bank of Montreal, as Agent, and the lenders party thereto from time to time, dated as of October 29, 2009, as such agreement may be amended or restated from time to time.

“Voting Stock” means capital stock of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions).

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

EXHIBIT 1

[FORM OF NOTE]

THE J. M. SMUCKER COMPANY

4.50% SENIOR NOTE DUE JUNE 1, 2025

No. R-[ ] $[ ]	[Date] PPN: 832696 D*6

FOR VALUE RECEIVED, the undersigned, THE J. M. SMUCKER COMPANY (herein called the “Company”), a corporation organized and existing under the laws of the State of Ohio, hereby promises to pay to [      ], or registered assigns, the principal sum of [      ] DOLLARS ($[      ]) on June 1, 2025, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.50% per annum from the date hereof, payable semiannually, on the first day of June or December in each year, commencing with the June 1 or December 1 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below) payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.50% or (ii) 2% over the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. of New York in New York City, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the address shown in the register maintained by the Company for such purpose or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of the 4.50% Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of June 15, 2010 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (a) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (b) to have made the representations set forth in the last sentence of Section 6.1 and in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE AND THE NOTE PURCHASE AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

THE J. M. SMUCKER COMPANY

By:
Name:
Title:

EXHIBIT 4.4(a)

FORM OF OPINION OF COUNSEL FOR THE COMPANY, SMUCKER LLC AND FOLGERS

[OMITTED]

EXHIBIT 4.4(b)

FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

[OMITTED]

EXHIBIT 4.10

[FORM OF GUARANTY AGREEMENT]

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (as the same may hereafter be amended, supplemented or otherwise modified, this “Guaranty”), dated as of June 15, 2010, is by [J.M. SMUCKER LLC / THE FOLGERS COFFEE COMPANY], [an Ohio limited liability company / a Delaware corporation] (together with its successors and assigns, the “Guarantor,”) in favor of the Noteholders (defined below).

RECITALS:

WHEREAS, the Guarantor is a Wholly-Owned Subsidiary of The J.M. Smucker Company, an Ohio corporation (together with its successors and assigns, the “Company”);

WHEREAS, the Company has entered into a certain Note Purchase Agreement, dated as of the date hereof (as may be amended, modified, restated or replaced from time to time, the “Note Purchase Agreement”), with each of the purchasers listed on Schedule A attached thereto (collectively, the “Purchasers,” and together with their successors and assigns including, without limitation, future holders of the Notes (defined below), herein collectively referred to as the “Noteholders”), pursuant to which the Company, among other things, is issuing to the Purchasers its 4.50% Senior Notes due June 1, 2025, in the aggregate principal amount of $400,000,000 (collectively, as may be amended or modified, from time to time, the “Notes”); and

WHEREAS, to induce each Purchaser to purchase the Notes, the Guarantor is required pursuant to the Note Purchase Agreement to guaranty unconditionally all of the obligations of the Company under and in respect of the Notes and the Note Purchase Agreement pursuant to the terms and provisions hereof.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

1.	DEFINITIONS.

All capitalized terms used herein and not defined herein have the respective meanings given them in the Note Purchase Agreement.

2.	GUARANTY.

2.1. Guaranteed Obligations.

The Guarantor, in consideration of the execution and delivery of the Note Purchase Agreement and the purchase of the Notes by the Purchasers, hereby irrevocably, unconditionally and absolutely guarantees, on a continuing basis, to each Noteholder as and for the Guarantor’s own debt, until final and indefeasible payment of the amounts referred to in clause (a) below has been made:

(a) the due and punctual payment by the Company of the principal of, and the Make-Whole Amount (if any) and interest on, the Notes at any time outstanding and the due and punctual payment of all other amounts payable, and all other Indebtedness owing, by the Company to the Noteholders under the Note Purchase Agreement and the Notes (including, without limitation, any monetary obligations incurred during the pendency of any bankruptcy, insolvency, winding-up, receivership or other similar proceeding regardless of whether allowed or allowable in such proceeding including, without limitation, interest accrued on the Notes during any such proceeding), in each case when and as the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions hereof and thereof; it being the intent of the Guarantor that the guarantee set forth herein shall be a continuing guarantee of payment and not a guarantee of collection; and

(b) the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all duties, agreements, covenants and obligations of the Company contained in the Note Purchase Agreement and the Notes.

All of the obligations set forth in clause (a) and clause (b) of this Section 2.1 are referred to herein as the “Guaranteed Obligations.”

2.2. Payments and Performance.

In the event that the Company fails to make, on or before the due date thereof, any payment to be made in respect of the Guaranteed Obligations or if the Company shall fail to perform, keep, observe, or fulfill any other obligation referred to in clause 2.1(a) or clause 2.1(b) of Section 2.1 in the manner provided in the Note Purchase Agreement and the Notes, the Guarantor shall cause forthwith to be paid the moneys, or to be performed, kept, observed, or fulfilled each of such obligations, in respect of which such failure has occurred in accordance with the terms and provisions of the Note Purchase Agreement and the Notes. In furtherance of the foregoing, if an Event of Default shall exist under paragraph (g) or (h) of Section 11 of the Note Purchase Agreement, all of the Guaranteed Obligations shall forthwith become due and payable without notice, regardless of whether the acceleration of the Notes shall be stayed, enjoined, delayed or otherwise prevented.

Nothing shall discharge or satisfy the obligations of the Guarantor hereunder except the full and final performance and indefeasible payment of the Guaranteed Obligations.

2.3. Releases.

The Guarantor consents and agrees that, without any notice whatsoever to or by the Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of the Guarantor hereunder, each Noteholder, by action or inaction, may:

(a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Note Purchase Agreement, the Notes, or any other guaranty or agreement or instrument related thereto or hereto;

(b) assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;

(c) grant waivers, extensions, consents and other indulgences of any kind whatsoever to the Company, the Guarantor or any other Person liable in any manner in respect of all or any part of the Guaranteed Obligations;

(d) amend, modify or supplement in any manner whatsoever and at any time (or from time to time) any one or more of the Note Purchase Agreement, the Notes, any other guaranty or any agreement or instrument related thereto or hereto;

(e) release or substitute any one of more of the endorsers or any other guarantors of the Guaranteed Obligations whether parties hereto or not; and

(f) sell, exchange, release, accept, surrender or enforce rights in, or fail to obtain or perfect or to maintain, or cause to be obtained, perfected or maintained, the perfection of any Lien or other security interest or charge on, by action or inaction, any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by the Company, the Guarantor or any other Person.

The Guarantor hereby ratifies and confirms any such action specified in this Section 2.3 and agrees that the same shall be binding upon the Guarantor, whether or not the Guarantor shall have consented thereto or received notice thereof. The Guarantor hereby waives any and all defenses, counterclaims or offsets which the Guarantor might or could have by reason thereof.

2.4. Waivers.

To the fullest extent permitted by law, the Guarantor hereby waives:

(a) notice of acceptance of this Guaranty;

(b) notice of any purchase or acceptance of the Notes under the Note Purchase Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to the Guarantor’s right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(c) notice of the amount of the Guaranteed Obligations, subject to the Guarantor’s right to make inquiry of each Noteholder to ascertain the amount of the Guaranteed Obligations at any reasonable time;

(d) notice of adverse change in the financial condition of the Company or any other guarantor or any other fact that might increase the Guarantor’s risk hereunder;

(e) notice of presentment for payment, demand, protest, and notice thereof as to the Notes or any other instrument;

(f) notice of any Default or Event of Default;

(g) all other notices and demands to which the Guarantor might otherwise be entitled (except if such notice or demand is specifically otherwise required to be given to the Guarantor under this Guaranty);

(h) the right by statute or otherwise to require any or each Noteholder to institute suit against the Company, the Guarantor or any other guarantor or to exhaust the rights and remedies of any or each Noteholder against the Company, the Guarantor, or any other guarantor, the Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to each Noteholder by the Guarantor;

(i) any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof;

(j) any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of the Guarantor made under any judgment, order or decree based on the Note Purchase Agreement, the Notes or this Guaranty, and the Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of, any such law; and

(k) at all times prior to the full and final performance and indefeasible payment of the Guaranteed Obligations, any claim of any nature arising out of any right of indemnity, contribution, reimbursement, indemnification or any similar right or any claim of subrogation (whether such right or claim arises under contract, common law or statutory or civil law) arising in respect of any payment made under this Guaranty or in connection with this Guaranty, against the Company or the Guarantor or the estate of the Company (including Liens on the property of the Company or the estate of the Company or the Guarantor), in each case whether or not the Company or the Guarantor at any time shall be the subject of any proceeding brought under any bankruptcy law, and the Guarantor further agrees that it will not file any claims against the Company or the Guarantor or the estate of the Company or the Guarantor in the course of any such proceeding or otherwise, and further agrees that each Noteholder may specifically enforce the provisions of this clause (k).

2.5. Marshaling; Invalid Payments.

The Guarantor consents and agrees:

(a) that each Noteholder, and each Person acting for the benefit of one or more of the Noteholders, shall be under no obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations; and

(b) that, to the extent that the Company or the Guarantor makes a payment or payments to any Noteholder, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, administrative receiver, administrator or any other party or officer under any bankruptcy law, insolvency, reorganization, recapitalization or other debtor relief law, other common or civil law, or equitable cause or judgment, order or decision thereunder, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if such payment or payments had not been made and the Guarantor shall be primarily liable for such obligation.

2.6. Immediate Liability.

The Guarantor agrees that the liability of the Guarantor in respect of this Guaranty shall be immediate and shall not be contingent upon the exercise or enforcement by any Noteholder or any other Person of whatever remedies such Noteholder or other Person may have against the Company, the Guarantor or any other guarantor or the enforcement of any Lien or realization upon any security such Noteholder or other Person may at any time possess.

2.7. Primary Obligations.

This Guaranty is a primary and original obligation of the Guarantor and is an absolute, unconditional, continuing and irrevocable guaranty of payment and performance and shall remain in full force and effect regardless of any action by any Noteholder specified in Sections 2.3 or 2.8 hereof or any future changes in conditions, including, without limitation, change of law or any invalidity or irregularity with respect to the issuance or assumption of any obligations (including, without limitation, the Notes) of or by the Company, the Guarantor or any other guarantor, or with respect to the execution and delivery of any agreement (including, without limitation, the Notes and the Note Purchase Agreement) of the Company or any other Person.

2.8. No Reduction or Defense.

The obligations of the Guarantor under this Guaranty, and the rights of any Noteholder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than any defense based upon the irrevocable payment and performance in full of the obligations of the Company under the Note Purchase Agreement and the Notes), set-off, counterclaim, recoupment or termination whatsoever.

Without limiting the generality of the foregoing, no obligations of the Guarantor shall be discharged or impaired by:

(a) any default (including, without limitation, any Default or Event of Default), failure or delay, willful or otherwise, in the performance of any obligations by the Guarantor, the Company, any Subsidiary or any of their respective Affiliates;

(b) any proceeding of, or involving, the Company, the Guarantor or any other Subsidiary under any bankruptcy law, or any merger, consolidation, reorganization, dissolution, liquidation, sale of assets or winding-up or change in corporate or limited liability company, as applicable, constitution or corporate or limited liability company, as applicable, identity or loss of corporate or limited liability company, as applicable, identity of the Company, the Guarantor any of the other Subsidiaries or any of their respective Affiliates;

(c) any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, the Company or any other Person;

(d) impossibility or illegality of performance on the part of the Company under the Notes, the Note Purchase Agreement or any other instruments or agreements;

(e) the invalidity, irregularity or unenforceability of the Notes, the Note Purchase Agreement or any other instruments or agreements;

(f) in respect of the Company or any other Person, any change in law or change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), terrorist activities, civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

(g) any attachment, claim, demand, charge, Lien, order, process or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, corporation or entity, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under the Note Purchase Agreement or the Notes, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(h) any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any Governmental Authority, or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company of any of its obligations under the Note Purchase Agreement or the Notes.

2.9. No Election.

Each Noteholder shall, individually or collectively, have the right to seek recourse against the Guarantor to the fullest extent provided for herein for its obligations under this Guaranty. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of such Noteholder’s right to proceed in any other form of action or proceeding or against other parties unless such Noteholder has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by or on behalf of any Noteholder against the Company, the Guarantor or any other Person under any document or instrument evidencing obligations of the Company or such other Person to or for the benefit of such Noteholder shall serve to diminish the liability of the Guarantor under this Guaranty except to the extent that such Noteholder unconditionally shall have realized payment by such action or proceeding.

2.10. Individual Noteholder Rights.

Each of the rights and remedies granted under this Guaranty to each Noteholder in respect of the Notes held by such Noteholder may be exercised by such Noteholder without notice to, or the consent of or any other action by, any other Noteholder.

2.11. Enforcement.

Until all amounts which may be or become payable by the Company under or in connection with the Note Purchase Agreement and the Notes, or by the Guarantor under or in connection with this Guaranty, have been irrevocably paid in full, any Noteholder (or any trustee or agent on its behalf) may refrain from applying or enforcing any security or rights held or received by such Noteholder (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same.

2.12. Other Enforcement Rights.

Each Noteholder may proceed to protect and enforce this Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy or insolvency, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted; or for the recovery of judgment for the obligations hereby guaranteed or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

2.13. Restoration of Rights and Remedies.

If any Noteholder shall have instituted any proceeding to enforce any right or remedy against the Guarantor under this Guaranty or otherwise and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such Noteholder, then and in every such case each such Noteholder, the Company and the Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder, and thereafter the rights and remedies of such Noteholder shall continue as though no such proceeding had been instituted.

2.14. Survival.

So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of the Guarantor under this Guaranty shall survive the transfer and payment of any Note and the payment in full of all the Notes.

2.15. Subordination.

The payment of any amounts due with respect to any Indebtedness of the Company or any other Person obligated in respect of the Guaranteed Obligations for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Guaranteed Obligations. The Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Guaranteed Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such Indebtedness of the Company or any other such Person to the Guarantor until all of the Guaranteed Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such Indebtedness while any Guaranteed Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Noteholders and be paid over to the Noteholders on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

3.	REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants to the Noteholders that:

3.1.	Affirmation of Representations and Warranties in Note Purchase Agreement.

The Guarantor hereby represents and warrants that each of the representations and warranties made by the Company as to the Company’s Subsidiaries in the Note Purchase Agreement is true and correct as to the Guarantor.

3.2. Economic Benefit.

The Guarantor and the Company operate as separate businesses but are considered a single consolidated business group of companies for purposes of GAAP and are dependent upon each other for and in connection with their respective business activities and financial resources. The execution and delivery by the Noteholders of the Note Purchase Agreement and the maintenance of certain financial accommodations thereunder constitute an economic benefit to the Guarantor and the incurrence by the Company of the Indebtedness under the Note Purchase Agreement and the Notes is in the best interests of the Guarantor. The board of directors or other management board of the Guarantor has deemed it advisable and in the best interest of the Guarantor that the transactions provided for in the Note Purchase Agreement and this Guaranty be consummated.

3.3. Independent Credit Evaluation.

The Guarantor has independently, and without reliance on any information supplied by any one or more of the Noteholders, taken, and will continue to take, whatever steps the Guarantor deems necessary to evaluate the financial condition and affairs of the Company, and the Noteholders shall have no duty to advise the Guarantor of information at any time known to the Noteholders regarding such financial condition or affairs.

3.4. No Representation By Noteholders.

None of the Noteholders nor any trustee or agent acting on its behalf has made any representation, warranty or statement to the Guarantor to induce the Guarantor to execute this Guaranty.

3.5. Survival.

All representations and warranties made by the Guarantor herein shall survive the execution hereof and may be relied upon by the Noteholders as being true and accurate until the Guaranteed Obligations are fully and irrevocably paid.

4.	COVENANTS.

The Guarantor hereby covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, the Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Note Purchase Agreement on its or their part to be performed or observed or that the Company has agreed to cause the Guarantor or such Subsidiaries to perform or observe.

5.	GUARANTOR’S AGREEMENT TO PAY ENFORCEMENT COSTS, ETC.

The Guarantor further agrees, as the primary guarantor and not merely as a surety, to pay to the Noteholders, on demand, all costs and expenses (including court costs and reasonable legal expenses) incurred or expended by the Noteholders in connection with the Guaranteed Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Section 5 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Note Purchase Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

6.	SUCCESSORS AND ASSIGNS.

This Guaranty shall bind the successors, assignees, trustees, and administrators of the Guarantor and shall inure to the benefit of the Noteholders, and each of their respective successors, transferees, participants and assignees.

7.	AMENDMENTS AND WAIVERS.

No amendment to, waiver of, or departure from full compliance with any provision of this Guaranty, or consent to any departure by the Guarantor herefrom, shall be effective against any Noteholder directly affected thereby unless it is in writing and signed by authorized officers of the Guarantor and such Noteholder; provided, however, that any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No failure by the Noteholders to exercise, and no delay by the Noteholders in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Noteholders of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege.

8.	RIGHTS CUMULATIVE.

Each of the rights and remedies of the Noteholders under this Guaranty shall be in addition to all of their other rights and remedies under the Note Purchase Agreement and applicable law, and nothing in this Guaranty shall be construed as limiting any such rights or remedies.

9.	GOVERNING LAW.

THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

10.	JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

THE GUARANTOR IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, THE NOTE PURCHASE AGREEMENT OR THE NOTES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE GUARANTOR CONSENTS TO PROCESS BEING SERVED BY OR ON BEHALF OF ANY HOLDER OF NOTES IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN THIS SECTION 10 BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS SPECIFIED IN SECTION 16 OR AT SUCH OTHER ADDRESS OF WHICH SUCH HOLDER SHALL THEN HAVE BEEN NOTIFIED PURSUANT TO SAID SECTION. THE GUARANTOR AGREES THAT SUCH SERVICE UPON RECEIPT (I) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT. NOTICES HEREUNDER SHALL BE CONCLUSIVELY PRESUMED RECEIVED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY REPUTABLE COMMERCIAL DELIVERY SERVICE. NOTHING IN THIS SECTION 10 SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW, OR LIMIT ANY RIGHT THAT THE HOLDERS OF ANY OF THE NOTES MAY HAVE TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANY APPROPRIATE JURISDICTION OR TO ENFORCE IN ANY LAWFUL MANNER A JUDGMENT OBTAINED IN ONE JURISDICTION IN ANY OTHER JURISDICTION.

THE GUARANTOR, AND BY ITS ACCEPTANCE HEREOF, EACH OF THE NOTEHOLDERS, IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS GUARANTY, THE NOTE PURCHASE AGREEMENT AND THE NOTES, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF.

11.	FURTHER ASSURANCES.

The Guarantor agrees that it will from time to time, at the request of any Noteholder, do all such things and execute all such documents as such Noteholder may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of all Noteholders hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Noteholders in order for the Guarantor to keep adequately informed of changes in the Company’s financial condition.

12.	SEVERABILITY.

Any provision of this Guaranty which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

13.	SECTION HEADINGS.

Section headings are for convenience only and shall not affect the interpretation of this Guaranty.

14.	LIMITATION OF LIABILITY.

NO NOTEHOLDER SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE GUARANTOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, (a) ANY LOSS OR DAMAGE SUSTAINED BY THE GUARANTOR THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY ACT OR FAILURE TO ACT REFERRED TO IN SECTION 2.3 OR SECTION 2.4 OR (b) ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE GUARANTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS GUARANTY.

15.	ENTIRE AGREEMENT.

This Guaranty, together with the Note Purchase Agreement and the Notes, embodies the entire agreement between the Guarantor and the Noteholders relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

16.	COMMUNICATIONS.

All notices and other communications to the Noteholders or the Guarantor hereunder shall be in writing, shall be delivered in the manner and with the effect, as provided by the Note Purchase Agreement, and shall be addressed (a) to the Guarantor as set forth in Annex A hereto and (b) to the Noteholders as set forth in the Note Purchase Agreement.

17.	DUPLICATE ORIGINALS.

Two or more duplicate counterpart originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of any executed signature page to this Guaranty by the Guarantor by facsimile transmission shall be as effective as delivery of a manually executed copy of this Guaranty by the Guarantor.

18.	COMPROMISES AND ARRANGEMENTS.

Notwithstanding anything contained in the certificate of incorporation or other charter documents of the Guarantor, the Guarantor acknowledges and agrees that no Noteholder is waiving any of its rights and remedies under this Guaranty, including, without limitation, the right to file a bankruptcy petition or petitions under the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) or the right to take advantage of any other bankruptcy or insolvency law of any jurisdiction, and the right to settle its claims in such fashion as it shall determine, regardless of the settlement or other arrangements that may be made by any stockholder or other creditor.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[J.M. SMUCKER LLC / THE FOLGERS COFFEE COMPANY]

By:
Name:
Title:

Annex A

Notice Address of Guarantor

[J.M. Smucker LLC
1 Strawberry Lane
Orville, Ohio 44667
Attention: General Counsel
Facsimile: 330 684-2026]

[The Folgers Coffee Company
c/o The J.M. Smucker Company
1 Strawberry Lane
Orrville, Ohio 44667
Attention:  M. Ann Harlan, Vice President and General Counsel
Telecopier:  (330) 684-3026]

With copy to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention:  Rachel L. Rawson
Telecopier:  (216) 579-0212